Exhibit 99.1

FOR RELEASE 6:00 AM ET, November 26, 2014

Contact:	H. Charles Maddy, President & Chief Executive Officer
Telephone:	(304) 530-0542
Email:	cmaddy@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES COMPLETION OF 1ST CLOSING WITH CASTLE CREEK, TERMINATION OF BANK MOU
MOOREFIELD, WV – November 26, 2014 (GLOBE NEWSWIRE) – As previously disclosed, on August 22, 2014, Summit Financial Group, Inc. (the “Company” or “Summit”) (NASDAQ: SMMF) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Castle Creek Capital Partners V, LP (“Castle Creek”). Pursuant to the Purchase Agreement, following the satisfaction or waiver of the conditions set forth in the Purchase Agreement, Castle Creek agreed to acquire in a private placement (the “Private Placement”) shares of common stock of the Company (“Common Stock”) in an amount that is expected to approximate 9.9% of the outstanding Common Stock of the Company following consummation of the Private Placement at the price of $9.75 per share. The Private Placement will consist of two closings.
Summit today announced that it has completed the first closing contemplated under the Purchase Agreement whereby Castle Creek purchased 819,384 shares of Common Stock at an aggregate purchase price of $8.0 million.
Consummation of the second closing under the Purchase Agreement for the purchase of 237,753 additional shares of Common Stock at an aggregate purchase price of $2.3 million is conditioned upon, among other things, the conversion into shares of Common Stock of all outstanding shares of the Company’s 8% Non-Cumulative Convertible Preferred Stock, Series 2009 and 8% Non-Cumulative Convertible Preferred Stock, Series 2011. Summit management anticipates the second closing will occur in the first quarter of 2015.
The Company has also agreed under the terms of the Purchase Agreement to commence, following the second closing of the sale of Common Stock to Castle Creek under the Purchase Agreement, a rights offering (the “Rights Offering”) to the holders of record of the Common Stock as of a date selected by Summit’s Board of Directors. In the Rights Offering, all holders of Common Stock as of the record date, excluding Castle Creek, will be offered non-transferable rights (“Rights”) to purchase shares of Common Stock at the same per share purchase price of $9.75 used in the Private Placement to Castle Creek. The aggregate number of shares that will be offered for sale in connection with the Rights Offering is 256,410 and, if all shares offered are purchased, the Company expects to yield total gross proceeds of $2.5 million, prior to any fees and expenses associated with the sale. The Rights will be distributed to all of the holders of the Common Stock, excluding Castle Creek, on a pro rata basis, based on the number of shares of Common Stock owned by each shareholder as of the record date used in connection with the Rights Offering. The Company expects the Rights Offering to occur during the second quarter of 2015.
H. Charles Maddy, III, President and Chief Executive Officer of Summit, commented, “We are delighted that Castle Creek, a highly-respected institutional investor in community banks, has chosen to make a significant investment in Summit. Castle Creek’s long-term commitment to Summit positions us well for the future. Higher consolidated capital levels resulting from this investment and the rights offering contemplated under the purchase agreement should give us flexibility and strength to evaluate opportunities for future growth earlier than previously planned.”
Summit also announced that the West Virginia Division of Financial Institutions and the Federal Deposit Insurance Corporation has terminated their informal memorandum of understanding with Summit Community Bank, Inc. (the “Bank”) entered into on September 24, 2009, and as subsequently amended and restated and entered into by the Bank on October 25, 2012 (the “Bank MOU”). The Company remains subject to its informal memorandum of understanding with the Federal Reserve Bank of Richmond and the West Virginia Division of Financial Institutions dated November 6, 2009, (the “Holding Company MOU”).
“We are pleased that our regulators have acknowledged the significant improvements we have accomplished,” said Mr. Maddy. “I express my appreciation to our employees for their dedication and hard work to gain release from the Bank MOU. Our next step is to continue to work to have the Holding Company MOU lifted and to restore a dividend to our common shareholders.”
About the Company
Summit Financial Group, Inc. is a $1.43 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.
Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include our ability to consummate, and the results of, the private placement and rights offering; changes in the financial and securities markets, including changes with respect to the market value of our financial assets; economic and political conditions, especially in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia; real estate prices and sales in the Company’s markets; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to revise these statements following the date of this press release. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.